Exhibit 21.1

LIST OF SUBSIDIARIES OF TUMI HOLDINGS, INC.

Name		State/Country of Incorporation

Tumi, Inc.		New Jersey/USA
Tumi Stores, Inc.		New Jersey/USA
The Tumi-Haft Company, LLC		New York/USA
Tumi Asia, Limited		Hong Kong
Tumi France, SARL		France
Tumi Netherlands B.V.		Netherlands
Tumi Luggage, S.L.		Spain
Tumi (UK) Limited		United Kingdom
Tumi Japan(1)		Japan
Tumi Canada Holdings, LLC		New Jersey/USA
Tumi Canada, ULC		Canada

(1)
Tumi Japan is a joint venture that is 50% owned by Tumi Holdings, Inc. (the “Company”). It is referred to as a “controlled affiliate” and “joint venture investment” in the Company’s financial statements and related notes.